UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12.
Vestin Fund I, LLC

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

On or about February 4, 2006, Vestin Fund I, LLC (“Fund I”) sent the attached letter, together with the definitive proxy statement/prospectus, to its unitholders in connection with the proposal to convert Fund I into a real estate investment trust.

February 4, 2006
Dear Fund I Unit Holder:
Enclosed are the definitive proxy statement/prospectus, including all annexes and the proxy card filed with the SEC relating to the proposed REIT conversion of Vestin Fund I, LLC (“Fund I”). We encourage you to read carefully the proxy statement/prospectus.
The blue proxy card (not to be confused with the white proxy card previously sent to you for Vestin Fund II, LLC) represents your vote for the conversion of Fund I to the mortgage REIT, and as we have mentioned before, is the most effective way for you as a member of the Fund to achieve immediate liquidity. I strongly urge you to vote for the mortgage REIT
     Your vote is important. Please complete the blue proxy card indicating your vote, sign and return as soon as possible in the return envelope provided in the package you received. You may also fax your completed proxy card to us at (702) 227-5247. Please include both the front and rear sides of the proxy card in your fax.
     If you have any questions or need another copy of the definitive proxy statement/prospectus, or you need another proxy card, please call 888-232-7612 immediately. The proxy statement/prospectus is also available free of charge on the SEC website at www.sec.gov.

Sincerely

/s/ Mike Shustek

Mike Shustek